Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-257454 on Form S-4, 333-236279, 333-236280, 333-236281 on Form S-8 and Registration Statement No. 333-214642 and 333-234758 on Form S-3 of our reports dated August 23, 2021,  relating to the consolidated financial statements and financial statement schedule of Performance Food Group Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Performance Food Group Company for the fiscal year ended July 3, 2021.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

August 23, 2021